Exhibit (d)(14)

March 17, 2006

General William Lyon

4490 Von Karmen Avenue

Newport Beach, California 92660

Re:     William Lyon Homes

Dear General Lyon:

In connection with your pending offer (the “Offer”) to purchase shares of Common Stock, par value $0.01 per share (the “Common Stock”), of William Lyon Homes, Inc., a Delaware corporation (the “Company”), the undersigned, as Trustee of each of The William Harwell Lyon 1987 Trust (the “1987 Trust”) and The William Harwell Lyon Separate Property Trust (the “Separate Property Trust” and, together with the 1987 Trust, the “Trusts”), hereby confirms to you that each of the Trusts agrees, severally as to itself, that during such period as the Offer is pending, such Trust will not transfer or dispose of any interest in, tender (pursuant to the Offer or otherwise), or pledge or otherwise encumber any shares of Common Stock of the Company owned by such Trust.

Very truly yours,

THE WILLIAM HARWELL LYON 1987 TRUST

THE WILLIAM HARWELL LYON SEPARATE PROPERTY TRUST

By:	/s/ Richard M. Sherman
Richard M. Sherman, Trustee